Exhibit 5.1

[Holland & Knight LLP Letterhead]

December 5, 2013

VeriTeQ Corporation
220 Congress Park Drive, Suite 200
Delray Beach, FL 33445

Ladies and Gentlemen:

We have acted as special counsel to VeriTeQ Corporation, a Delaware corporation (the “Company”), in connection with the proposed resale from time to time of up to 6,333,335 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), by the investors named in that Securities Purchase Agreement (the “Purchase Agreement”), among the Company and the investors, dated November 13, 2013 (the “Selling Security Holders”). The Shares include (i) up to 3,027,778 shares of Common Stock issuable upon conversion of the notes (the “Notes”) issued by the Company to the Selling Security Holders (the “Conversion Shares”), and (ii) up to 3,305,557 shares of Common Stock issuable upon the exercise of the warrants (the “Warrants”) issued by the Company to the Selling Security Holders (the “Warrant Shares”).

The Shares are included in a registration statement on Form S–1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 5, 2013 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus contained therein, other than as expressly stated herein with respect to the issue of the Shares.

In so acting, we have examined the following documents: (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation, as amended, (iii) the Amended and Restated Bylaws, as amended, of the Company, (iv) certain resolutions of the Board of Directors of the Company relating to the approval and registration of the Shares, (v) the Purchase Agreement, (vi) the Notes, (vii) the Warrants, (viii) a certificate of an officer of the Company, and (ix) such other documents we deemed necessary in order to render the opinions below.

In addition, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have assumed and relied on the truth, completeness, authenticity of all documents and records examined, the genuineness of all signatures and the legal capacity of natural persons.

Based upon and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that:

1. The Conversion Shares, have been duly authorized and, if and when issued upon the conversion of the Notes in accordance with the terms of the Notes will be validly issued, fully paid and non-assessable.

2. The Warrant Shares have been duly authorized and, if and when issued upon exercise of the Warrants in accordance with the terms of the Warrants and receipt of the consideration specified therein, will be validly issued, fully paid and non-assessable.

This opinion is subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general applicability, affecting or limiting the rights of creditors, and general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, including all Delaware statutes, all Delaware court decisions and all provisions of the Delaware constitution that affect the interpretation of the General Corporation Law and the federal laws of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

HOLLAND & KNIGHT LLP

/s/ Holland & Knight LLP